NEWS RELEASE - FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna (312) 928-1901 mmckenna@eqr.com

September 6, 2023

Equity Residential Provides Operating Update

Chicago, IL – September 6, 2023 - Equity Residential (NYSE: EQR) today provided an update regarding certain same store operating trends in its business.

Same store revenue growth remains on track with the Company’s guidance range described in its second quarter 2023 earnings release. The Company is finishing a good leasing season with healthy demand and pricing for its apartment units. Consistent with normal seasonal demand patterns, in early August 2023 rents peaked for the year and the Company expects rents to moderate for the balance of the year. The Company also provided the following same store Residential operating metrics, which are consistent with the Company’s expectations:

Q2 2023 Q3 2023 (1)

Blended Rate: 4.3% 3.5%

Physical Occupancy: 95.9% 96.0%

Percentage of Residents

Renewing: 57.0% 53.0%

(1)
Q3 2023 QTD results are preliminary through August 31.

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract affluent long-term renters. Equity Residential owns or has investments in 305 properties consisting of 80,505 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, government regulations and competition. These and other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Terms and Definitions:

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.